Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Casella Waste Systems, Inc. of our report dated June 11, 2012 relating to the financial statements of US GreenFiber, LLC, which appears in Casella Waste Systems, Inc.’s Annual Report on Form 10-K for the year ended April 30, 2012.

/s/ PricewaterhouseCoopers LLP

Charlotte, North Carolina

November 2, 2012